Exhibit 10.21

DATED	2023

(1) HWGC HOLDINGS LIMITED

And

(2) COLIN ELLIS

CONSULTANCY AGREEMENT

Date:	2023

Parties:

(1)	HWGC Holdings Limited a company incorporated in Nevada, USA with entity ID ED0556682013-0 whose registered office is at 701 S.Carson Street, Suite 200, Carson City, NE, USA (“The Company”)

AND

(2)	Colin Ellis of 1 Charterhouse Mews, London, EC1M 6BB (“The Consultant”)

1.	Appointment of Consultant

The Company appoints the Consultant to provide the Consulting Services to the Company and the Consultant agrees to provide such Consulting Services for the duration of this Agreement upon the following terms and conditions.

2.	Consulting Services

“Consulting Services” in this Agreement means the services as set out in detail on Schedule 1 (annexed to this Agreement)

3.	Duration of the Agreement

This Agreement will commence on the date of this Agreement and will remain in force and effect for 12 months (the ‘Initial Term’) and shall automatically renew for a successive 12-month terms (‘Subsequent Term’) after the Initial Term, unless terminated by either party at any time by giving the other at least 30 days prior written notice or in accordance with Clause 6.

4.	Consultant’s Obligations

For the duration of this Agreement the Consultant shall:

4.1	provide the Consulting Services;

4.2	carry out the Consulting Services with reasonable care, skill and diligence;

4.3	provide the Consulting Services to the best of its ability and in accordance with the best practice in the industry, profession or trade, all while observing the directions and restrictions the Company imposes within the scope of consultancy;

4.4	regularly update the Company with reports, reviews and work as agreed between the Company and the Consultant;

4.5	maintain confidentiality provisions as it pertains to data protection, deliverable, confidential information, company secrets, intellectual property, etc; and

4.6	whenever possible and practicable, the Consultant shall use its own equipment, materials and resources to carry out the Consulting Services.

5.	Compensation

5.1	For the purposes of the provision of the Consulting Services, the Company shall be entitled to compensation from the Company, as set out in Schedule 2.

5.2	Any amounts or fees or Compensation to the Consultant shall become due and payable 10 business days after receipt of an invoice and/or if regular fees (the monthly retainer) after the respective month end.

6.	Termination

6.1	Without limitation either Party may terminate this Agreement with immediate effect by giving written notice to the other Party if that other Party:

6.1.1	commits any breach of this Agreement and, in the case of a breach which is capable of remedy, fails to remedy it within 30 days’ after receiving written notice giving full particulars of the breach and requiring it to be remedied within that period;

6.1.2	is incompetent, or is guilty of gross misconduct and/or serious or persistent breach in respect of its obligations hereunder or serious or persistent negligence in relation to the Consulting Services

6.2	Either Party may terminate this Agreement at any time by giving the other Party not less than 30 days’ notice in writing and the Company shall pay to the Consultant all compensation due to the Consultant as of the date of termination:

6.2.1	Where the Party terminating is the Company, it shall pay the fees only for the Consulting Services expended by the Consultant up to the end of that notice period pursuant to any previous agreement between the Parties;

6.2.2	Where the Consultant terminates, it shall continue to carry out any particular Consulting Services pursuant to any previous agreement between the Parties to do so (notwithstanding the expiry of the notice period before it has completed those Consulting Services) until they are complete;

7.	Confidential Information

7.1.	Definition. For purposes of this Agreement, "Confidential Information" means and will include: (i) any information, materials or knowledge regarding the Company and his business, financial condition, products, programming techniques, customers, suppliers, technology or research and development that is disclosed to the Consultant or to which the Consultant has access in connection with performing Services; and (ii) the terms and conditions of this Agreement. Confidential Information will not include any information that: (a) is or becomes part of the public domain through no fault of the Consultant; (b) was rightfully in the Consultant's possession at the time of disclosure, without restriction as to use or disclosure; or (c) the Consultant rightfully receives from a third party who has the right to disclose it and who provides it without restriction as to use or disclosure.

7.2.	Confidentiality. The Consultant and the Company shall (i) hold all Confidential Information in strict confidence, (ii) not use Confidential Information in any way, commercially or otherwise, except in performing Services, and (iii) not disclose Confidential Information to others (excluding employees, consultants, auditors, banking institutions with which the Consultant holds and operates an account, and directors of the Consultant) without both parties' permission. In the event the Consultant is requested or required by law, regulatory authority or other applicable judicial or governmental order to disclose any Confidential Information, the Consultant will provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the terms hereof, the Consultant may disclose Confidential Information as is legally required

7.3.	Upon termination of this Agreement for whatever reason, the Consultant shall deliver to the Company all working papers or other material and copies which have either been provided to the Consultant by the Company or have been prepared by the Company, in either case pursuant to or for the purposes of this Agreement.

8.	Relationship and Conflict of Interest

8.1	The Company acknowledges that the Consultant is an independent contractor, not as an employee, and is working for and on behalf of the Consultant during the pendency of this Agreement and that the Consultant Services are not provided by the Consultant on an exclusive basis. The Company acknowledges that the Consultant and its consultants may from time to time act as Consultant to, or be otherwise involved in, clients other than the Company, provided however that Consultant shall provide prior written notice to the Company if Consultant acts as consultant to, or is otherwise involved in, clients that compete directly with the Company. The Consultant may pursue interests which are in conflict, or potential conflict, with the Company’s, providing it provides the Company with prior written notice of their existence and of Consultant’s intention to pursue such leads.

8.2	The Company acknowledges that the Consultant has no duty to disclose to the Company, or use for the Company’s benefit, any fact or thing if to do so would be contrary to any legal or regulatory obligation or if such disclosure would contravene any of the Consultant’s obligations under any other agreement executed prior to this Agreement. The Company acknowledges that the Consultant does not, and will not as a result of this Agreement, have any kind of fiduciary relationship with, or duty to, the Company, except as otherwise set forth herein. The Company is solely responsible for ensuring that any transactions or arrangements that the Company enters into are satisfactory to the Company and in the Company’s best interests and comply in all respects with any applicable legal or regulatory restrictions upon the Company entering into such transactions or arrangements.

9.2	The Consultant will have full control over working time, methods, and decision making in relation to provision of the Services in accordance with the Agreement. The Consultant will work autonomously and not at the direction of the Company. However, the Consultant will be responsive to the reasonable needs and concerns of the Company.

10	Acting as a Consultant /Finder only

If in the course of carrying out advisory and consultancy services, the Consultant shall act as a finder, It is understood that Consultant is acting as a finder only, is not a licensed securities or real estate broker or dealer, and does not undertake any activity which is licensable under the Iaws of the United Kingdom or any rules or regulations issued thereunder, nor any other applicable law, and shall have no authority to enter into any commitments the Company's behalf, to recommend the purchase of any securities, or to negotiate the terms of Transaction, or to hold any funds or securities in connection with Transaction or to perform any act which would require Consultant to become licensed as a securities or real estate broker or dealer. Nothing contained in this Agreement shall be construed to constitute the Consultant as partner, joint venturer, principal or employee of the Company, it being intended that the Advisor is an independent contractor responsible for its own actions.

11	Tax Liabilities

The Consultant undertakes to the Company that it will:

11.1	pay all tax and National Insurance contributions and make appropriate PAYE deductions in relation to payments made to it by the Company pursuant to this Agreement and the remuneration the Consultant pays any Assistant/s; and

11.2	indemnify the Company in respect of any claims that may be made by the relevant authorities against the Company in respect of tax, National Insurance, PAYE or similar contributions or deductions relating to the Consulting Services.

12	Ownership of Intellectual Property

12.1 All intellectual property and related material that is linked specifically to the consulting process (the "Consultant’s Intellectual Property") that is developed or produced under this Agreement, will be the property of the Consultant. The Company is granted a non-exclusive limited-use licence of the Consultant’s Intellectual Property. Title, copyright, intellectual property rights and distribution rights of the Consultant’s Intellectual Property remain exclusively with the Consultant. For avoidance of doubt this includes business models, consulting documents, presentations and anything else produced by the Consultant that is not related to the Company’s brand or the project output but is purely part of the consultation exercise.

12.2. Any intellectual property that is produced by the Consultant for the Company with the intention of it being used publicly or privately by the Company as part of their business, or that exists and is used by the Consultant during the consultation (the "Company’s Intellectual Property"), will be the property of the Company. The Consultant is granted a non-exclusive limited-use licence of the Company’s Intellectual Property. Title, copyright, intellectual property rights and distribution rights of the Company’s Intellectual Property remain exclusively with the Company. For avoidance of doubt this includes branding, content, advertising, website, investor presentations and anything else produced by the Consultant that is a deliverable for the fulfilment of the services provided.

12.3 The Consultant shall fully indemnify the Company against all claims, demands, actions, costs, expenses (including but not limited to full legal costs and disbursements on a solicitor and client basis), losses and damages suffered by the Company arising from or incurred by reason of any infringement or alleged infringement (including but not limited to the defence of such alleged infringement) of any Intellectual Property Right in connection with the Services.

13	Notices

13.1      All notices to be given under this Agreement by either Party to the other shall be in writing and shall be deemed duly given if signed by the Party giving the notice, or on behalf of that Party by a duly authorised officer of that Party.

13.2	Notices shall be deemed to have been duly given:
10.2.1	when delivered, if delivered by courier or other messenger (including registered mail) during normal business hours of the recipient; or

10.2.2	when sent, if transmitted by e-mail; or

10.2.3	on the third business day following mailing, if mailed by national ordinary mail, postage prepaid.

In each case notices shall be addressed to the most recent address or e-mail address notified to the other Party.

14	Applicable Law and Jurisdiction

14.1            This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

14.2            The Parties agree to submit to the exclusive jurisdiction of the courts of England and Wales.

14.3            The Parties confirm that they have obtained independent legal advice concerning the terms of this Agreement and have read, agreed to and understand the terms contained within this Agreement.

This Agreement has been duly executed the day and year first before written

SIGNED by

Christine Kulbas as a Director for and on behalf of HWGC Holdings Limited

SIGNED by

Colin Ellis

Schedule 1 – Consultant’s Services

The Consultant shall render the following services:

a)	Consult with the Company as its chief financial officer;

b)	Participation and attendance (as a non-executive director) at meetings with Company’s Board of Directors, senior management, strategic partners and financing allies, as and when requested by the Company;

c)	Attend monthly management meetings, as and when requested by the Company;

d)	Attend and participate in meetings (in person or online) with investment banks, investors etc, as and when requested by the Company

e)	Attend monthly management meetings

f)	Comply with the key performance index as set out from time to time by the Company

g)	Review and advice concerning the strategic direction of the Company and implementation

h)	Business development assistance including participation in negotiations and and possible transactions, finding and utilizing current and new partnerships to closing all terms and commercials;

i)	Researching new markets and licences, dealing with and finalising licence applications, communicating with regulators, creating relevant policies and implementing regulations as it pertains to

j)	Assistance through development of business models and sales/business strategy, utilizing current and new networks for partnerships and clients;

k)	strategic consulting regarding product planning, market development, marketing and public relations;

l)	consulting on corporate structure,

m)	introductions to potential strategic partners and other alliance candidates; prospective customers for Company’s products and services; sources of financing and capital

Schedule 2 – Compensation

a) Quarterly retainer of USD 19,000 which shall be split as follows:

(i)	The cash sum of USD 6,000 at the beginning of each Quarter effective from 1 January 2023 (the quarter days being the 1 January, 1 April, 1 July and 1 October every year). For the avoidance of doubt, such sum shall be paid out only upon initial funds raised by the Company during the year and shall be payable each Quarter; and

(ii)	$13,000 in common shares in the Company per quarter fixed at the par value at the start date of this agreement. For the avoidance of doubt, the Consultant shall receive such shares annually from an individual Shareholder in the Company or through the Company’s Enterprise Management Incentives Scheme.

For the avoidance of doubt, the above-mentioned shares given shall be subject to Company’s management approval, the Consultant’s performance, and relevant regulatory approval.